FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP REPORTS RECORD EARNINGS FOR THE FIRST QUARTER 2007

•	Q1 Licensing Revenue of $30.8 million compared to $13.3 million in prior year quarter
•	Pre-Tax Income of $19.7 million compared to $6.1 million in prior year quarter
•	EBITDA of $23.3 million compared to $8.4 million in prior year quarter
•	Q1 fully diluted EPS of $0.21 versus $0.10 (tax-effected) in prior year quarter

NEW YORK, May 1, 2007 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”) today announced financial results for the first quarter ended March 31, 2007.

Q1 2007 results:

Licensing revenue for the first quarter of 2007 increased to approximately $30.8 million, as compared to approximately $13.3 million in the first quarter of 2006. EBITDA for the quarter increased to approximately $23.3 million as compared to approximately $8.4 million in the prior year quarter and free cash flow for the quarter increased to approximately $21.6 million as compared to approximately $6.1 million in the prior year quarter. Net income as reported on the Company’s income statement was approximately $12.7 million versus approximately $7.4 million in 2006 and fully diluted earnings per share as reported was $0.21 versus $0.18. The Company recognized non-cash tax benefits in the prior year quarter and therefore comparing net income on a tax-effected basis the Company reported net income of $12.7 million versus approximately $3.9 million (tax-effected) in 2006 and fully diluted earnings per share was approximately $0.21 for 2007 versus $0.10 (tax-effected) in 2006. EBITDA, free cash flow and tax effected EPS are non-GAAP metrics and reconciliation tables for all three are attached to this press release.

Neil Cole, Chairman and CEO of Iconix commented, “I am pleased with the continued momentum of our growth plan which is evident in our strong revenue, earnings, EBITDA and free cash flow. It was a good quarter for the growth of our existing portfolio of brands as well as with respect to acquisitions as we acquired two powerful new lifestyle brands, Roca Wear and Danskin, that on an annualized basis generate approximately $60 million in royalty revenue and significantly diversify our holdings. Iconix today owns eleven strong consumer brands that are expected to generate approximately $5 billion in annual retail sales this year through over 150 licensees around the world. We will continue to be focused on executing our long term growth strategy of expanding our existing portfolio and adding new iconic brands through acquisition.”

2007 Guidance:

The Company is re-affirming its previously stated 2007 guidance of revenue in a range of $150 - $160 million and fully diluted earnings per share in a range of $0.96 - $1.00. The current 2007 guidance assumes no additional acquisitions in 2007; however, the Company has said that it intends to remain acquisitive. The Company’s $50 million verdict, with respect to which the Company believes judgment will be entered later this month, is subject to collection and possible appeal and therefore at this time the Company is not including it in its guidance.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, LONDON FOG ®, MOSSIMO ®, OCEAN PACIFIC ®, DANSKIN ® and ROCA WEAR®. The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended Mar 31,
	2007	2006

Licensing revenue	$30,841	$13,269

Selling, general and administrative expenses	7,719	4,667
Special charges	763	556

Operating income	22,359	8,046

Other expenses:
Interest expense - net	2,622	1,961

Income before income taxes	19,737	6,085

Income taxes (benefits)	6,990	(1,272)

Net income	$12,747	$7,357

Earnings per share:
Basic	$0.23	$0.21

Diluted	$0.21	$0.18

Weighted average number of common shares outstanding:
Basic	56,402	35,719

Diluted	61,243	41,169

Selected Balance Sheet Items:	3/31/2007	12/31/2006
	(Unaudited)
Total Assets	$937,849	$701,052
Total Liabilities	$453,400	$235,595
Stockholders' Equity	$484,449	$465,457

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three Months Ended
	Mar 31,	Mar 31
	2007	2006

EBITDA (1)	$23,301	$8,408

Reconciliation of EBITDA:
Operating income	22,359	8,046
Add: Depreciation and amortization of certain intangibles	942	362
EBITDA	$23,301	$8,408

(1) EBITDA, a non-GAAP financial measure, represents income from operations before interest, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$21,633	$6,134

Reconciliation of Free Cash Flow:
Net income	$12,747	$7,357
Add: Depreciation, amortization of intangibles and deferred financing costs, the change in the
reserve for accounts receivable and non-cash compensation expense	1,936	525
Add: Non-cash income taxes (benefits)	6,990	(1,272)
Less: Capital expenditures	(40)	(476)
Free Cash Flow	$21,633	$6,134

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, the change in the reserve for accounts receivable and excludes non-cash income taxes (benefits) and non-cash compensation expense and further deducts the capital expenditures. The Company believes Free Cash Flow is useful for evaluating its financial condition because it represents the amount of cash generated from operations that is available for repaying debt and investing.

Reconciliation for tax effected EPS:

Reconciliation to GAAP:	Three Months Ended
March 31, 2006
Net income, GAAP, as reported	$7,357
Less: GAAP income tax benefit	(1,272)
Income before income taxes, as reported	6,085
Less: approximately 35% effective tax provision	(2,155)
Net income, as adjusted with approximately 35% effective tax rate	$3,930
Number of dilutive shares	41,169
Dilutive EPS, as adjusted with approximately 35% effective tax rate	$0.10